Exhibit 14.1

Code of Business
Conduct and Ethics

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

Our Company is committed to operating in accordance with the highest ethical standards and applicable laws, rules and regulations. We place the highest value on the integrity of each employee and Company representative. Our Company expects not only compliance with applicable laws, rules and regulations, but also responsible and ethical behavior and compliance with this Code of Business Conduct and Ethics (the "Code") as well as the Policies related to the Code which are set out in the Company's Policy Manual.

This Code applies to all officers (including senior financial and executive officers), directors and employees of Alderwoods Group Inc., including its affiliates and subsidiaries (the "Company"). Throughout this Code and the Policies related to the Code, the term "employee" refers to all officers, directors and employees of the Company unless otherwise indicated.

The Company's Nominating and Corporate Governance Committee of the Board of Directors (the "Corporate Governance Committee") shall be responsible for monitoring compliance with this Code. The Corporate Governance Committee shall assess the adequacy of the Code periodically and approve any changes to the Code.

In the event that employees encounter an ethical issue where this Code or other Company policies do not expressly provide an answer, or in the event that employees encounter a situation where they believe a law, rule or regulation is unclear or conflicts with a provision of the Code, they should feel comfortable contacting a manager or supervisor, a member of the Legal and Compliance Department; the Human Resources Department; or using one of the other resources described in this section.

No Code or set of values can address every ethical choice we face in business. Each of us must use good common sense and judgment in our personal conduct and must seek to act in accordance with the ethical standards described in this Code.

EMPLOYEE RESPONSIBILITIES

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  Each Company employee shall comply with all applicable laws, rules and regulations, the letter and spirit of the Code and with the policies and procedures of the Company, and shall communicate promptly any suspected violations.

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  All employees are encouraged to promptly report violations of applicable laws, rules and regulations and this Code through their normal reporting channels, to any member of the Legal and Compliance Department or the Human Resources department as appropriate or through the Company's Whistleblower Hotline.

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  If an employee does not believe that their concerns have been adequately addressed, the employee should seek advice from the Legal Department or through the Company's Whistleblower Hotline.

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  Failure to comply with any responsibilities established by this Code may result in disciplinary action, up to and including termination; may require restitution or reimbursement from the employee and referral of the matter to government authorities under the guidance of the Legal Department. Discipline may also be imposed for conduct that is considered unethical or improper even if the conduct is not specifically covered by this Code.

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  All employees are required to sign a document confirming compliance with the Code.

Reporting Suspected Non-Compliance / Whistleblower Hotline

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  Suspected violations of applicable laws, rules, regulations, Company policies or the Code, suspected fraudulent activity or any concerns or complaints regarding accounting, internal accounting controls or auditing matters may be reported verbally or in writing to the Senior Vice President, Legal and Compliance or Director, Internal Audit as follows:

Ellen Neeman Senior Vice President, Legal and Compliance 259 Yorkland Road Toronto, Ontario M2J 5B2	Aaron Stevenson Director, Internal Audit 259 Yorkland Road Toronto, Ontario M2J 5B2
Telephone: (416) 498-2460 Fax: (416) 498-2466 Email: ellen.neeman@alderwoods.com	Telephone: (416) 498-2469 Fax: (416) 498-2466 Email: aaron.stevenson@alderwoods.com
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  All Employees also have access to the Alderwoods Whistleblower Hotline, 1-888-782-7899 through which suspected violations of applicable laws, rules, regulations, Company policies, or the Code, suspected fraudulent activity as well as concerns or complaints regarding accounting, internal accounting controls or auditing matters may be reported confidentially and anonymously to the Senior Vice President, Legal and Compliance or Director of Internal Audit.

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  In the event that circumstances would prohibit contacting the Senior Vice President, Legal and Compliance or Director of Internal Audit or if the employee prefers, he or she may contact (anonymously if preferable) the Chair of the Audit Committee (as set forth below) to report suspected fraudulent activity as well as concerns or complaints regarding accounting, internal accounting controls or auditing matters.

Olivia F. Kirtley
Chair, Audit Committee
47 Harwood Road
Louisville, Kentucky
40222

Telephone: (502) 426-6470
Fax: (502) 412-3277
Email: okirtley@aol.com

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  In any event, all complaints or concerns regarding accounting, internal accounting controls or auditing matters will be forwarded to the Audit Committee of the Board of Directors. Such complaints will be forwarded promptly, except for complaints that are determined to be without merit by both the Senior Vice President Legal and Compliance and the Director of Internal Audit, which will be reported at the next scheduled meeting of the Audit Committee. The Audit Committee will evaluate the merits of the complaints received and authorize follow-up actions, if any, as it deems necessary or appropriate to address the substance of the complaint. All other allegations will be investigated by the appropriate personnel.

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  Upon the advice and approval of the Legal Department, allegations may be reported to the appropriate authorities.

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  Employees have a duty to cooperate fully with the investigation process and to maintain the confidentiality of the investigation.

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  Any employee who in good faith raises any issue, or assists in any investigation or proceeding regarding a possible violation of any applicable laws, rules and regulations or Company policy or the Code, fraudulent activity or any improper accounting, internal accounting controls or auditing matters will not be subject to discipline, discrimination or retaliation and his or her confidentiality will be protected to the extent possible. Any form of retaliation or adverse action against any employee for reporting any suspected violations or improper activities or for participating in complaint investigation efforts will not be tolerated and is expressly prohibited.

ADDITIONAL RESPONSIBILITIES FOR MANAGERS

        Managers and supervisors are expected to demonstrate their personal commitment to the Company's standards of ethics and conduct and to manage their employees accordingly.

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  Managers and supervisors are expected to maintain a workplace environment in full compliance with the Code.

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  Managers and supervisors will exercise due diligence in considering an individual's character and behavior before appointing that individual to any position of authority and responsibility including the use of reference checks and other processes where required by Company policy.

INTERPRETATION/WAIVERS

        The Corporate Governance Committee will review any waivers of this Code for Executive Officers and Directors and will make recommendations of any such waivers to the Board for approval. Any waiver approved by the Board for Executive Officers and Directors will be promptly disclosed to the Company's stockholders, in accordance with applicable laws, rules and regulations (including the rules of NASDAQ or any stock exchange on which the Company's shares may be listed or traded). Waivers of this Code for any other employee may be made by the Senior Vice-President Legal and Compliance and then only under special circumstances. Any such waiver will be promptly reported to the CEO and to the Corporate Governance Committee of the Board at the next scheduled meeting of the Committee.

        The Corporate Governance Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation.

RELATIONSHIP WITH CUSTOMERS

        At the core of the business relationship with customers is the fact that the Company provides services to customers in a time of great personal need.

Obey all laws and regulations

        Customer relationships are critical to the success of the Company. In meeting customers' needs, the Company is committed to conducting business with integrity and according to all applicable laws, rules and regulations.

Seek business openly and honestly

        The Company is committed to marketing products and services fairly and vigorously.

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  Bribes, kickbacks, unauthorized rebates or any other form of improper payment to any customer or supplier in order to influence a business decision is strictly prohibited.

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  Communicate clearly and precisely so that our customers understand the terms of contracts with the Company.

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  Clarify and avoid any misstatement of fact or misleading impression customers may have regarding advertising, literature, exhibits or other public statements.

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  Seek all marketing data as permitted by applicable laws, rules and regulations.

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  Customers will be served without regard to gender, race, ethnicity, sexual orientation, physical or mental disability, age, pregnancy, religion, veteran status, national origin or any other legally protected status.

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  Comply with Antitrust and Competition laws, rules and regulations. These laws, rules and regulations, among other things, prohibit any formal or informal understanding, agreement, boycott, plan or scheme among competitors that involves prices, territories, market share or customers to be served and activities or agreements that unfairly restrict competition. All mergers, acquisitions, strategic alliances, and other types of extraordinary business combinations should receive timely legal review. Consistent with our Values and applicable law, the Company's routine business plans must be conducted so that we compete aggressively, but fairly.

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  Employees are expected to be aware that any discussions or communications among competitors regarding pricing or other business initiatives can create an appearance, even if innocent at the time, that cooperation may exist. Such communications must, therefore, be vigorously avoided.

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  Of paramount importance is the accuracy of information on all invoices to customers. Each invoice should accurately reflect the sale price and terms of sales for products sold or services rendered.

RELATIONSHIP WITH EMPLOYEES

        The Company's most important resource is its employees — the men and women whose skills, energy and commitment to excellence are the source of the Company's character and central to its market leadership.

Honor the Individual

        The Company recognizes the dignity of the individual, respects and trusts each employee, promotes self-development through training that broadens work-related skills, and values different perspectives and ideas.

Live Our Values

        As representatives of the Company to the outside world, and regardless of the pressures inherent in conducting business, employees are expected to act responsibly and in a manner that will reflect favorably upon the Company as a whole. All employees are expected to carry out their assignments guided by the principles set forth in our Vision, Mission and Values, this Code and our Company policies.

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  The Company will maintain a workplace environment that neither pressures nor encourages any employee to depart from ethical behavior or acceptable standards of conduct.

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  The Company will provide training and educational materials, including this Code and various legal and other compliance materials, so that employees are informed of the Company's ethical standards and requirements to comply with all applicable laws, rules and regulations and Company policies.

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  The Company will provide the organizational structure and the channels for employees to report suspected violations of Code or other Company policies.

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  The Company will maintain confidentiality regarding suspected violations made in good faith, except where applicable law, rules, regulations or Company policy may require disclosure.

Avoid Conflicts of Interest

        Employees are expected to avoid any situation that may create, seem to create, or be perceived to create a conflict between an employee's personal interests and the interests of the Company.

        Each employee is expected to read and comply with the Conflicts of Interest Policy. If an employee feels that he or she may have a conflict of interest or a potential conflict of interest, the Company encourages such employee to disclose the situation to, and obtain approval from, the Senior Vice President, Legal and Compliance.

Prohibition of Loans

        The Company is prohibited from, directly or indirectly, making a loan to an executive officer or director of the Company or guaranteeing any loan or obligation on behalf of an executive officer or director.

Participation in Company

        The Company is committed to an all-inclusive work culture. All people are unique and valuable, and should be respected for their individual abilities and contributions. The Company aims to provide challenging, meaningful and rewarding opportunities for personal and professional growth of all employees without regard to gender, race, ethnicity, sexual orientation, physical or mental disability, age, pregnancy, religion, veteran status, national origin or any other legally protected status.

        This policy applies to all phases of the employment relationship, including promotions, demotions, transfers, layoffs or terminations, compensation, use of facilities and selection for training or related programs.

Positive Work Environment

        The Company endeavors to provide all employees an environment that is conducive to conducting business and allows individuals to excel, be creative, take initiatives, and seek new ways to solve problems, generate opportunities and be accountable for our actions. The Company also encourages teamwork in order to leverage our diverse talents and expertise through effective collaboration and cooperation.

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  The Company prohibits the manufacture, distribution, sale, purchase, transfer, possession, or use of illegal substances in the workplace, while representing the Company outside the workplace or if such activity affects our work performance or the work environment of the Company.

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  The Company prohibits all forms of harassment, discrimination and retaliation of employees by fellow employees, employees of outside contractors or visitors, suppliers and/or customers. Each employee is expected to read and comply with the Respectful Workplace Policy.

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  The Company encourages open, timely communications that help us achieve organizational goals, share information, increase understanding, participate in the decision-making process, enhance our pride in the organization and provide recognition for our work-related successes.

Workplace Safety

        The Company promotes and maintains a safe and healthy work environment and management of its business in ways that are sensitive to the environment. The Company will provide a workplace that is free from safety or health hazards or will control such hazards to acceptable levels.

Safeguard Company Property

        Safeguarding Company assets is the responsibility of all employees and Company representatives. The Company's ability to serve its customers requires the efficient and appropriate use of the Company's assets and resources, including information systems resources, land, buildings, equipment, inventory and cash. Employees are expected to:

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  Use Company assets according to all Company policies and procedure, comply with policies and security programs that help prevent their unauthorized use or theft, and abide by all regulations or contractual agreements governing their use.

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  Protect from disclosure or misuse of all non-public information pertaining to the Company.

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  Not use Company property or non-public information of the Company to gain a personal profit; nor may any employee make such property or information available to any family member, friend, business associate or other person for the benefit of such other person.

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  Take actions necessary to safeguard all passwords and identification codes to prevent unauthorized access to the Company's information systems or resources.

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  Read and comply with all Information Technology policies and their applicable procedures.

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  Not reproduce licensed or internally developed software for personal use unless permitted by terms of the license.

Report with Integrity

        The Company has an obligation to make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the Company's transactions and to maintain tax records and prepare tax returns that comply with applicable laws, rules and regulations. The Company must also maintain a system of internal accounting controls that meet applicable laws, rules and regulations, and prepare financial statements in accordance with generally accepted accounting principles and applicable laws, rules and regulations. All employees who are responsible for any aspect of the Company's internal accounting controls and financial and tax reporting systems (including but not limited to, the chief executive officer, senior financial officers such as the chief financial officer, principal accounting officers, the controller, comptrollers and persons performing similar functions) must conduct themselves using high ethical standards of integrity and honesty, in a manner that allows the Company to meet accounting and legal requirements and to prepare financial reports and financial statements that are not false or misleading, and that present full, fair, accurate, timely and understandable disclosure in the Company's periodic reports and other public communications.

        All employees must conduct themselves using high ethical standards in a manner that allows the Company to prepare financial accounts, other reports and records that are fair, accurate and appropriately authorized.

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  No management employee, officer or director may override, or direct others to override, the Company's established system of internal controls over financial reporting and disclosure.

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  No undisclosed or unrecorded fund or asset of the Company may be established for any purpose.

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  Transactions of the Company are to be executed only in accordance with the management's general or specific authorizations.

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  No false or artificial entries may be made in the books and records of the Company for any reason and no employee may engage in any arrangement that results in such prohibited act.

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  No payment on behalf of the Company may be approved or made with the intention or understanding that any part of the payment is to be used for any purpose other than that described by the documents supporting the payment.

        Any uncertainty by an employee about judgments concerning accounting or tax matters should be discussed with a superior or directed to the Legal and Compliance Department; when in doubt, ask for guidance.

        No one shall take any action to fraudulently influence, coerce, manipulate or mislead any internal or external auditor engaged in the performance of an audit of the Company's financial statements.

RELATIONSHIP WITH OUR COMMUNITY

        As a corporate citizen in many communities, the Company encourages support of civic organizations and employee involvement in worthwhile causes.

        Bribes, kickbacks, unauthorized rebates or any other form of improper payment, gift, favor or consideration to any Government or Regulatory Official is strictly prohibited.

        The Company abides by all applicable health, safety and environmental laws, rules and regulations in those communities in which we operate.

Our Corporate Compliance Program

        A Corporate Compliance Program has been established to coordinate, implement and oversee compliance with the Code and with the Company corporate policies, procedures and standards.

        Compliance is, first and foremost, the individual responsibility of every employee. The Company fosters an environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retaliation.

THE CORPORATE COMPLIANCE COMMITTEE

        The Corporate Compliance Committee shall report to the Company's Corporate Governance Committee. Responsibilities of the Corporate Compliance Committee include:

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  Developing and seeking approval for policies, procedures, standards, and practices; reviewing and monitoring compliance measurement, training and compliance enforcement;

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  Monitoring compliance with Company policies and with laws and regulations; and

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  Reporting to the Corporate Governance Committee.

        The Company's Compliance Department shall be responsible for the operational management of the Corporate Compliance Program. The department will also serve as a resource for the Company by providing training materials, communications, advice and guidance on matters related to the integrity of the Company and this Code, and support for investigations of allegations of misconduct.

CONCLUSION

        The Company's name and reputation depend, to a large extent, upon employees taking a personal responsibility for maintaining and adhering to this Code as well as related policies and procedures. All employees are expected to be vigilant to avoid instances of unethical or illegal behavior and the Company has established a system where employees may report suspected instances of such behavior in a confidential and anonymous manner without fear of retaliation. If any employee has a reason to believe that their concerns have not been addressed, they may seek advice from any member of the Legal and Compliance Department or the Human Resources Department. In addition, the Employee Handbook can be consulted for information regarding reporting concerns.